Exhibit 99.1

SERVICE BANCORP, INC.	For Immediate Release
81 Main Street
Medway, MA 02053

Service Bancorp, Inc. Reports Earnings for the Quarter Ended September 30, 2003

Medway, MA, October 30, 2003 — Service Bancorp, Inc. (OTC:SERC) the bank holding company for Strata Bank, announced quarterly net income of $387,000, or $0.24 per share (basic and diluted), for the quarter ended September 30, 2003, compared with $411,000, or $0.26 per share (basic) and $0.25 per share (diluted) for the quarter ended September 30, 2002. This quarter included an $89,000 charge for supplemental retirement plan expense related to the early retirement of a Director of the Company during the quarter. Excluding this charge and the related income tax benefit, net income for the quarter ended September 30, 2003 was $448,000, or $0.28 per share (basic) and $0.27 per share (diluted), compared with $411,000, or $0.26 per share (basic) and $0.25 per share (diluted) for the quarter ended September 30, 2002, an increase of $37,000, or 9%.

The Company’s total assets were $300.8 million as of September 30, 2003, compared with $280.9 million as of September 30, 2002, an increase of $19.9 million, or 7.1%. Total loans increased $43.7 million, or 26.7%, over the past year to $207.5 million. Due to the low interest rate environment this year the Company did experience a high level of early payoffs and refinance activity in its residential loan portfolio. However, the Company through the Strata Mortgage Center was successful in increasing new residential loan originations, which resulted in net growth in the residential loan portfolio of $21.7 million, or 22.8% over last year to $116.8 million. The Company has also experienced strong demand for commercial services such as commercial real estate, construction and commercial business loans, which increased $16.2 million, or 28.4% over last year. In addition, home equity loans also experienced strong growth over the past year due to expansion of the Bank’s product offerings for new home equity loans and successful promotions. Home equity loans increased $6.7 million, or 60.9%.

The Bank’s network of eight full-service banking offices provided an increase over last year in total deposits of $5.6 million to $230.7 million as of September 30, 2003. Core deposits which include low cost demand, savings, NOW and money market accounts increased $17.7 million, or 14.3%, which provided the opportunity to reduce higher cost certificates of deposit by $12.2 million. This quarter the Company took advantage of the historical low rates for borrowings from the Federal Home Loan Bank of Boston and entered into $10 million in long-term advances.

Excluding the supplemental retirement plan expense charge, the quarter’s increased earnings results were directly attributable to the growth in earning assets and resulting increase in net interest income. For the quarter ended September 30, 2003, net interest income increased $116,000, or 4.8%, to $2.5 million. Non-interest income increased $42,000, or 11.9% over the same quarter last year due to higher securities gains and increased fee income. Total non-interest expenses this year, excluding the aforementioned charge, increased by $102,000 or 5.0%, over last year to $2.1 million.

The provision for loan losses increased from $120,000 for the quarter ended September 30, 2002 to $140,000 this quarter. The increase in the provision for loan losses was consistent with this year’s loan growth and reserve allocation requirements. As a result, the allowance for loan losses increased to .90% of loans outstanding as of September 30, 2003, compared with .84% a year ago. The Company’s underwriting standards continue to result in strong credit quality in its commercial and residential loan portfolios. Non-performing assets were $301,000, or .10% of total assets at September 30, 2003, which were lower than the level of non-performing assets a year ago of $501,000, or .18% of total assets.

Stockholders’ equity increased to $23.7 million, or $14.72 book value per share, at September 30, 2003 from $21.2 million, or $13.22 book value per share, at September 30, 2002. The Company’s ratio of stockholders’ equity to total assets at September 30, 2003 was 7.88%, which together with other capital measures, qualifies the Company as “well-capitalized” under applicable bank regulatory guidelines.

Pamela J. Montpelier, Chief Executive Officer and President of Service Bancorp, Inc. and Strata Bank, stated that: “Our expanding small business and residential loan programs, together with the outstanding service provided by dedicated employees who know our clients, has produced another strong lending quarter for Strata Bank. Strata Bank is committed to becoming a bigger part in the future growth of the communities we serve.”

Service Bancorp, Inc. serves the communities centrally located between Boston, MA, Worcester, MA and Providence, RI. This region continues to experience commercial, industrial and residential growth, especially along the Route 495 corridor. The Company plans to continue to take advantage of opportunities to increase market share in these communities.

Service Bancorp, Inc. is the bank holding company of Strata Bank, a Massachusetts-chartered savings bank established in 1871. Headquartered in Medway, Massachusetts, approximately 30 miles southwest of Boston, Strata Bank operates eight full-service offices in Medway, Millis, Medfield, Franklin, Bellingham, Hopkinton, and Milford. In addition, the Bank has limited service branches in Franklin at the Forge Hill Senior Living Community and in Worcester at Notre Dame du Lac Assisted Living Community. Strata Bank offers a wide array of personal and commercial banking products and services

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believe”, “anticipates”, “plans”, “expects” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the Company’s actual results to differ materially from those contemplated by such forward-looking statements. These important factors include, without limitation, the Company’s continued ability to originate quality loans, fluctuation in interest rates, real estate conditions in the Company’s lending areas, changes in the securities or financial markets, changes in loan delinquency and charge-off rates, general and local economic conditions, the Company’s continued ability to attract and retain deposits, the Company’s ability to control costs, new accounting pronouncements, and changing regulatory requirements. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Download the Financial Report

For further information contact:

Dana S. Philbrook

Chief Financial Officer

Strata Bank

81 Main Street

Medway, MA 02053

(800) 339-4346

SERVICE BANCORP, INC.

Condensed Financial Information (unaudited)

(Dollars in thousands, except per share amounts)

	September 30, 2003	September 30, 2002
Consolidated Balance Sheet Data:
Total assets	$300,829	$280,891
Total loans, net of allowance for loan losses	207,496	163,781
Short-term investments	4,005	13,592
Other investments	72,180	87,490
Deposits	230,683	225,108
Borrowings	45,229	33,666
Stockholders’ equity	23,694	21,177

Capital and Asset Quality Ratios and Other Data:
Stockholders’ equity to total assets	7.88%	7.54%
Book value per share	$14.72	$13.22

Net income for the quarter ended	$387	$411
Basic earnings per share for the quarter	$0.24	$0.26

Non-performing assets to total assets	0.10%	0.18%
Allowance for loan losses to loans	0.90%	0.84%

Number of full-service offices	8	8
Number of limited-service offices	2	2

	Quarter Ended September 30,
	2003	2002
Consolidated Statement of Income:
Total interest income	$3,704	$4,056
Total interest expense	1,184	1,652

Net interest income	2,520	2,404
Provision for loan losses	140	120

Net interest income after provision for loan losses	2,380	2,284

Service charges and other income	355	340
Gain on securities, net	39	12

Total non-interest income	394	352

Total non-interest expense	2,205	2,014

Income before income taxes	569	622
Income taxes	182	211

Net income	$387	$411

Earnings per share:
Basic	$0.24	$0.26

Diluted	$0.24	$0.25

Weighted average shares:
Basic	1,605,957	1,598,941

Diluted	1,641,862	1,624,041

Performance Ratios:
Annualized return on average assets	0.53%	0.60%
Annualized return on average equity	6.59%	7.90%
Net interest spread	3.39%	3.42%
Net interest margin	3.68%	3.78%